Exhibit 4.2

DAOJIA LIMITED

Number	Ordinary Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$100,000 divided into 40,000,000 shares comprising of

(i) 38,000,000,000 Ordinary Shares of a par value of US$0.0000025 each,

(ii) 2,000,000,000 shares of a par value of US$0.0000025 each of such class or classes (however designated) as Directors may determine in accordance with the Memorandum and Articles of Association of the Company

THIS IS TO CERTIFY THAT                 is the registered holder of

Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the          day of                by:

DIRECTOR